February 16, 2000


Securities and Exchange commission
450 Fifth Street, NW
Washington, DC  20549

Re: MicroAccel, Inc., a Utah corporation formerly known as "Hortitech, Inc." (the "Company) Commission File No. 33-9782-LA

Ladies and Gentlemen:

We were previously the independent accountants for the Company and on February 6, 1999 we reported on the financial statements of the Company for the fiscal year ended December 31, 1998.

We have read the Company's statements included under Item 4 of its current report of Form 8-K dated February 1, 2000 and have no disagreements with the disclosure made therein as it relates to Jones, Jensen & Company.

Very truly yours,

/s/ Jones, Jensen & Company

Jones, Jensen & Company